Exhibit 99.1

CAUTIONARY STATEMENT

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, as well as other documents incorporated by reference therein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our current assumptions about future financial performance; the continuation of historical trends; the sufficiency of our cash balances and cash generated from operating activities for future liquidity and capital resource needs; the effects, benefits or other aspects of current or future acquisitions or dispositions; the expected impact of changes in recently issued accounting pronouncements on our results of operations, financial condition or cash flows; the results, timing, outcome or effect of litigation and our intentions or expectations of prevailing with respect thereto; anticipated problems and our plans for future operations; and the economy in general or the future of the third-party logistics industry, all of which are subject to various risks and uncertainties.

When used in our Form 10-K and in other filings by the Company with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements that are not statements of historical fact should be deemed to be forward-looking statements.

We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to such factors as market demand and pressures on the pricing for our services; changing market conditions, competition and growth rates within the third-party logistics industry; availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; changes in accounting policies; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties, including those described below.

You should consider carefully the following cautionary statements if you own our common stock or are planning to buy our common stock. We intend to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) by providing this discussion. We are not undertaking to address or update each factor in future filings or communications regarding our business or results except to the extent required by law.

Demand for our services may decrease during an economic recession. The transportation industry historically has experienced cyclical financial results as a result of economic recession, the business cycles of our customers, fuel shortages, price hikes by carriers, interest rate fluctuations, and other economic factors beyond our control. Carriers can be expected to charge higher prices to cover higher operating expenses, and our net revenues and income from operations may decrease if we are unable to pass through to our customers the full amount of higher transportation costs. If economic recession or a downturn in our customers’ business cycles causes a reduction in the volume of freight shipped by those customers, particularly among certain national retailers or in the food, beverage or printing industries, our operating results could also be adversely affected.

We depend upon available equipment and services. We do not own trucks or other transportation equipment, and we depend in part on independent third parties to provide truck, rail, ocean and air services. Equipment shortages in the transportation industry, particularly among truckload carriers, as well as interruptions in service or stoppages in transportation as a result of labor disputes or other factors, have occasionally occurred. If we are unable to secure sufficient equipment or other transportation services to meet our customers’ needs, our operating results could be materially and adversely affected, and our customers could switch to our competitors temporarily or permanently.

Our international business raises additional difficulties. We provide services within and between continents on an increasing basis. Our business outside of the United States is subject to various risks, including:

•	changes in economic and political conditions and in governmental policies,

•	changes in international and domestic customs regulations,

•	wars, civil unrest, acts of terrorism and other conflicts,

•	natural disasters,

•	changes in tariffs, trade restrictions, trade agreements and taxation,

•	difficulties in managing or overseeing foreign operations,

•	limitations on the repatriation of funds because of foreign exchange controls,

•	different liability standards, and

•	intellectual property laws of countries which do not protect our intellectual property rights to the same extent as the laws of the United States.

The occurrence or consequences of any of these factors may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

As we expand our business in foreign countries we will expose the Company to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have no control over these risks, and if we do not correctly anticipate changes in international economic and political conditions, we may not alter our business practices in time to avoid adverse effects.

Our management and internal systems may be inadequate to handle continued growth of our business. Our continued success depends upon our ability to attract and retain a large group of motivated salespersons and other logistics professionals. If we cannot recruit and retain a sufficient number of personnel, we may be forced to limit our growth. We cannot assure you that we will be able to continue to hire and retain a sufficient number of qualified personnel. Our rapid expansion of operations has placed added demands on our management and operating systems. Continued expansion depends in large part on our ability to develop successful salespersons into managers and to implement enhancements to our information systems that are adaptable to the changes in our business and the requirements of our customers.

Because we manage our business on a decentralized basis, our operations may be materially adversely affected by inconsistent management practices. We manage our business on a decentralized basis through a network of branch offices throughout North America, South America, Europe and Asia, supported by executives and services in a central corporate office, with branch management retaining responsibility for day-to-day operations, profitability, personnel decisions and the growth of the business in their branch. Our decentralized operating strategy can make it difficult for us to implement strategic decisions and coordinated procedures throughout our global operations. In addition, certain of our branches operate with management, sales and support personnel that may be insufficient to support growth in their respective branch without significant central oversight and coordination. Our decentralized operating strategy could result in inconsistent management practices and materially and adversely affect our overall profitability.

We face substantial industry competition. Competition in the transportation services industry is intense and broad based. We compete against other non-asset based logistics companies as well as logistics companies that own their own equipment, third-party freight brokers, Internet matching services and Internet freight brokers, and carriers offering logistics services. We also compete against carriers’ internal sales forces and shippers’ transportation departments. We often buy and sell transportation services from and to many of our competitors. Historically, competition has created downward pressure on freight rates, and continued rate pressure may adversely affect our gross profit and income from operations.

Our earnings may be affected by seasonal changes in the transportation industry. Results of operations for our industry generally show a seasonal pattern as customers reduce shipments during and after the winter holiday season. In recent years, our operating income and earnings have been lower in the first quarter than in the other three quarters. Although seasonal changes in the transportation industry have not had a significant impact on our cash flow or results of operations, we expect this trend to continue and we cannot assure you that it will not adversely impact us in the future.

We are subject to claims arising from our transportation operations. We use the services of thousands of transportation companies and their drivers in connection with our transportation operations. From time to time, these drivers are involved in accidents. Although these drivers are not our employees and all of these drivers are employees, owner operators or independent contractors working for carriers, we may, from time to time, be held liable for their actions. Claims against us may exceed the amount of insurance coverage, or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, liability claims or workers’ compensation claims, or unfavorable resolutions of claims, could materially and adversely affect our operating results. In addition, significant increases in insurance costs or the inability to purchase insurance as a result of these claims could reduce our profitability.

Our sourcing business is dependent upon the supply and price of fresh produce. The supply and price of fresh produce is affected by government food safety regulation, growing conditions (such as drought, insects and disease), and other conditions over which we have no control. Commodity prices can be affected by shortages or overproduction and are often highly volatile.

Sourcing and reselling fresh produce exposes us to possible product liability. Agricultural chemicals used on fresh produce are subject to various approvals, and the commodities themselves are subject to regulations on cleanliness and contamination. Product recalls in the produce industry have been caused by concern about particular chemicals and alleged contamination, often leading to lawsuits brought by consumers of allegedly affected produce. Because we sell produce, we may have legal responsibility arising from the sale. While we are insured for up to $100 million for product liability claims, settlement of class action claims is often costly, and we cannot assure you that our liability coverage will be adequate and will continue to be available. If we have to recall produce, we may be required to bear the cost of repurchasing, transporting and destroying any allegedly contaminated product, which our insurance does not cover. Any recall or allegation of contamination could affect our reputation, particularly of our produce brand: The Fresh 1® or of our other licensed branded products. Loss due to spoilage (including the need for disposal) is also a routine part of the sourcing business.

Our business depends upon compliance with numerous government regulations. We are licensed by the Department of Transportation as a broker authorized to arrange for the transportation of general commodities by motor vehicle. We must comply with certain insurance and surety bond requirements to act in this capacity. We are also licensed by the Federal Maritime Commission as an ocean freight forwarder, which requires us to maintain a non-vessel operating common carrier bond. We are also licensed by the United States Customs Service of the Department of the Treasury. We source fresh produce under a license issued by the Department of Agriculture. Our failure to comply with the laws and regulations applicable to entities holding these licenses could materially and adversely affect our results of operations or financial condition.

Legislative or regulatory changes can affect the economics of the transportation industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, transportation services. As part of our logistics services, we operate leased warehouse facilities. Our operations at these facilities include both warehousing and distribution services, and we are subject to various federal and state environmental, work safety and hazardous materials regulations. We may experience an increase in operating costs, such as costs for security, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. No assurances can be given that we will be able to pass these increased costs on to our customers in the form of rate increases or surcharges.

We cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating permits and licenses.

We derive a significant portion of our gross revenues and gross profit from our largest clients. The sudden loss of a number of our major clients could materially and adversely affect our operating results.

We may be unable to identify or complete suitable acquisitions and investments. We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms, if at all. If we acquire a company, we may have difficulty integrating its businesses, products, services, technologies and personnel into our operations. Acquired companies or operations may have unexpected liabilities. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our stockholders.

Our growth and profitability may not continue, which may result in a decrease in our stock price. Historically, our long-term growth objective has been 15% for both gross profits and operating income. There can be no assurance that our long-term growth objective will be achieved or that we will be able to effectively adapt our management, administrative and operational systems to respond to any future growth. We can provide no assurance that our operating margins will not be adversely affected by future changes in and expansion of our business or by changes in economic or political conditions. Slower or less profitable growth or losses could adversely affect our stock price.

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